Exhibit 99.1

Verastem, Inc. Reports First Quarter 2012 Financial Results

CAMBRIDGE, MA — May 14, 2012— Verastem, Inc., (NASDAQ: VSTM) a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells, today reported financial results for the quarter ended March 31, 2012 and also commented on certain corporate accomplishments and plans.

“We continue to build value by progressing the discovery and development of drugs targeting cancer stem cells and adding key advisors,” said Christoph Westphal, M.D., Ph.D., Chairman, President and Chief Executive Officer of Verastem, Inc. “Henri Termeer’s insight and extensive experience has been a great asset to Verastem. As Lead Director, Henri will play an integral role in guiding Verastem’s vision for the next generation of cancer treatments. The addition of Dr. Max Wicha to our Scientific Advisory Board adds significant expertise in translational medicine which will shape our programs as we progress towards clinical development over the next 12 months.”

Recent Accomplishments

Our significant recent accomplishments include the following:

•                  Henri Termeer, former Chairman and CEO of Genzyme Corporation, was named Lead Director by our Board of Directors.

•                  Max Wicha, M.D., Distinguished Professor of Oncology and Director, University of Michigan Comprehensive Cancer Center, joined our Scientific Advisory Board.

•                  Robert Weinberg, Ph.D., was honored at the 2012 AACR meeting, where he received the Pezcoller Foundation-AACR International Award for Cancer Research and gave the Plenary Keynote.

•                  Completed our initial public offering, resulting in approximately $56.8 million of net proceeds.

•                  Broadened our cancer stem cell product candidate and intellectual property portfolio through exclusive in-licensing and asset acquisition efforts:

•                  From the Broad Institute of Harvard and MIT: Three families of novel compounds discovered in a 300,000 compound screening campaign.

•                  From S*Bio: A novel mTOR/PI3K inhibitor program.

•                  Presented posters at the 2012 AACR meeting on our therapeutic programs targeting the FAK (VS-4718/5095) and Wnt/Beta-catenin (VS-507) signaling pathways as well as our biomarker diagnostic development program.

First Quarter 2012 Financial Results

As of March 31, 2012, Verastem had cash, cash equivalents, short-term investments and long-term investments of $109.3 million compared to $56.8 million on December 31, 2011.

Net loss for the three months ended March 31, 2012 (the 2012 Quarter) was $6.9 million, or $0.47 per share applicable to common shareholders, as compared to $1.2 million, or $1.06 per share, for the three months ending March 31, 2011 (the 2011 Quarter). Net loss includes stock-based compensation expense of $1.5 million and $54,000 for the 2012 Quarter and 2011 Quarter, respectively. Net loss for the 2012 Quarter includes a non-cash charge of $431,000 related to the revaluation of a warrant that we have agreed to issue to Poniard Pharmaceuticals, Inc. (Poniard) upon achievement of a milestone under a license agreement.

Research and development expense for the 2012 Quarter was $4.8 million compared to $675,000 for the 2011 Quarter. The $4.1 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $1.4 million in contract research organization expense, an increase of $1.4 million for personnel costs, including stock-based compensation of $856,000, an increase of $482,000 in license fee expense primarily related to the revaluation of a warrant that we have agreed to issue to Poniard upon achievement of a milestone and an increase of $315,000 for laboratory supplies.

General and administrative expense for the 2012 Quarter was $2.1 million compared to $471,000 for the 2011 Quarter. The $1.7 million increase from the 2011 Quarter to the 2012 Quarter principally resulted from an increase of $973,000 for personnel costs, including stock-based compensation of $620,000, an increase of $274,000 in professional fees primarily related to additional legal and accounting fees for being a publicly traded company, an increase of $157,000 in consulting fees and an increase of $96,000 in insurance primarily related to being a publicly traded company.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is a biopharmaceutical company focused on discovering and developing drugs to treat breast and other cancers by targeting cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. For more information please visit www.verastem.com.

Investor contact:

Brian Sullivan, 617-252-9314

bsullivan@verastem.com

Media contact:

Kari Watson, 781-235-3060

kwatson@macbiocom.com

Forward-looking statements:

Any statements in this press release about our strategy, future operations, future financial position, future expectations and plans and prospects for the Company, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include statements about the initiation of clinical development of our product candidates and the ongoing roles of our key advisors . Actual results may differ materially from those indicated by such forward-looking statements as result of various important factors, including the unproven nature of our approach to the discovery and development of product candidates that target cancer stem cells, our reliance on our proprietary compound screening technology for drug discovery, our strategy to acquire or in-license additional compounds and product candidates and the uncertainties inherent in preclinical testing and clinical trials, among other factors discussed in the “Risk Factors” section of the prospectus for our recently completed initial public offering, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Verastem, Inc.

(A development-stage company)

Unaudited Selected Balance Sheet Information

(in thousands)

	March 31,	December 31,
	2012	2011
Cash and cash equivalents	$25,470	$20,954
Short-term investments	15,597	26,857
Working capital	38,620	44,795
Long-term investments	68,269	8,994
Total assets	110,705	59,037
Stockholders’ equity (deficit)	107,675	(12,766)

Verastem, Inc.

(A development-stage company)

Unaudited Condensed Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31,
	2012	2011
Operating expenses:
Research and development	$4,803	$675
General and administrative	2,125	471
Total operating expenses	6,928	1,146

Loss from operations	(6,928)	(1,146)
Interest income	57	—
Net loss	(6,871)	(1,146)

Accretion of preferred stock	(6)	(4)

Net loss applicable to common stockholders	$(6,877)	$(1,150)

Net loss per share applicable to common stockholders—basic and diluted	$(0.47)	$(1.06)
Weighted-average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	14,693	1,089